AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Butcher Well Project An Initial Assessment Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305). AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. AngloGold Ashanti has recognised that in preparing this report, the Qualified Person may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of the Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by the Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Mark Kent Sections prepared: 1 - 25 _________________ Responsibility Technical Specialist ESTIMATION Mark Kent EVALUATION QAQC Mark Kent EXPLORATION Tom Less GEOLOGICAL MODEL Tom Less GEOLOGY QAQC Tom Less GEOTECHNICAL ENGINEERING Julian Venter HYDROGEOLOGY Ian Hunt MINERAL RESOURCE CLASSIFICATION Mark Kent ENVIRONMENTAL AND PERMITTING Norm Galli FINANCIAL MODEL Mark Kent INFRASTRUCTURE Mark Kent LEGAL Warren Steward METALLURGY Wayne van Drunick MINE PLANNING Mark Kent /s/ Mark Kent AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Mark Kent, in connection with the Technical Report Summary for the “Butcher Well Project, An Initial Assessment Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Mark Kent /s/ Mark Kent AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 4 Contents 1 Executive Summary ............................................................................................................................... 7 1.1 Property description including mineral rights ................................................................................ 7 1.2 Ownership ................................................................................................................................... 7 1.3 Geology and mineralisation ......................................................................................................... 8 1.4 Status of exploration, development and operations ..................................................................... 8 1.5 Mining methods ........................................................................................................................... 8 1.6 Mineral processing ...................................................................................................................... 8 1.7 Mineral Resource and Mineral Reserve estimates ....................................................................... 8 1.8 Summary capital and operating cost estimates ............................................................................ 9 1.9 Permitting requirements............................................................................................................... 9 1.10 Conclusions and recommendations ........................................................................................... 9 2 Introduction ............................................................................................................................................ 9 2.1 Disclose registrant ....................................................................................................................... 9 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared .......... 9 2.3 Sources of information and data contained in the report / used in its preparation ...................... 10 2.4 Qualified Person(s) site inspections ........................................................................................... 10 2.5 Purpose of this report ................................................................................................................ 10 3 Property description ............................................................................................................................. 11 3.1 Location of the property ............................................................................................................. 11 3.2 Area of the property ................................................................................................................... 12 3.3 Legal aspects (including environmental liabilities) and permitting .............................................. 12 3.4 Agreements, royalties and liabilities ........................................................................................... 12 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 12 4.1 Property description ................................................................................................................... 12 5 History ................................................................................................................................................. 13 6 Geological setting, mineralisation and deposit ..................................................................................... 14 6.1 Geological setting ...................................................................................................................... 14 6.2 Geological model and data density ............................................................................................ 14 6.3 Mineralisation ............................................................................................................................ 16 7 Exploration ........................................................................................................................................... 17 7.1 Nature and extent of relevant exploration work .......................................................................... 17 7.2 Drilling techniques and spacing ................................................................................................. 18 7.3 Results ...................................................................................................................................... 18 7.4 Locations of drill holes and other samples ................................................................................. 19 7.5 Hydrogeology ............................................................................................................................ 19 7.6 Geotechnical testing and analysis ............................................................................................. 20 8 Sample preparation, analysis and security ........................................................................................... 21 8.1 Sample preparation ................................................................................................................... 21 8.2 Assay method and laboratory .................................................................................................... 23 8.3 Sampling governance ................................................................................................................ 23 8.4 Quality Control and Quality Assurance ...................................................................................... 24

AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 8.5 Qualified Person's opinion on adequacy .................................................................................... 26 9 Data verification ................................................................................................................................... 26 9.1 Data verification procedures ...................................................................................................... 26 9.2 Limitations on, or failure to conduct verification ......................................................................... 26 9.3 Qualified Person's opinion on data adequacy ............................................................................ 27 10 Mineral processing and metallurgical testing ...................................................................................... 27 10.1 Mineral processing / metallurgical testing ................................................................................ 27 10.2 Laboratory and results ............................................................................................................. 30 10.3 Qualified Person's opinion on data adequacy .......................................................................... 30 11 Mineral Resource estimates ............................................................................................................... 31 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource 31 11.2 Key assumptions, parameters and methods used ................................................................... 31 11.3 Mineral Resource classification and uncertainty ...................................................................... 35 11.4 Mineral Resource summary ..................................................................................................... 35 11.5 Qualified Person's opinion ....................................................................................................... 36 12 Mineral Reserve estimates ................................................................................................................. 36 13 Mining methods ................................................................................................................................. 36 14 Processing and recovery methods ..................................................................................................... 36 15 Infrastructure ...................................................................................................................................... 37 16 Market studies ................................................................................................................................... 37 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups ............................................................................................................................................................... 38 17.1 Permitting ................................................................................................................................ 38 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .. 38 17.3 Socio-economic impacts .......................................................................................................... 38 17.4 Mine closure and reclamation .................................................................................................. 39 17.5 Qualified Person's opinion on adequacy of current plans ......................................................... 39 17.6 Commitments to ensure local procurement and hiring ............................................................. 39 18 Capital and operating costs ................................................................................................................ 39 19 Economic analysis ............................................................................................................................. 39 19.1 Key assumptions, parameters and methods ............................................................................ 39 19.2 Results of economic analysis................................................................................................... 39 19.3 Sensitivity analysis .................................................................................................................. 40 20 Adjacent properties ............................................................................................................................ 40 21 Other relevant data and information ................................................................................................... 40 21.1 Inclusive Mineral Resource ...................................................................................................... 40 21.2 Inclusive Mineral Resource by-products .................................................................................. 40 21.3 Mineral Reserve by-products ................................................................................................... 40 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................. 40 21.5 Additional relevant information ................................................................................................. 40 21.6 Certificate of Qualified Person(s) ............................................................................................. 40 22 Interpretation and conclusions ........................................................................................................... 41 23 Recommendations ............................................................................................................................. 41 AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 24 References ........................................................................................................................................ 41 24.1 References .............................................................................................................................. 41 24.2 Mining terms ............................................................................................................................ 41 25 Reliance on information provided by the Registrant ........................................................................... 44 List of Figures Map showing the location, infrastructure and mining license area for Butcher Well, with the total mining lease area shown in the top right corner. The co-ordinates of the mine, as represented by the Sizzler pit, are depicted on the map and are in the UTM co-ordinate system. .......................................................... 11 3D Stratigraphic model for Butcher Well, looking north-east ................................................................... 15 Butcher Well geological long-section, looking West (elevation in metres above mean sea level) ............ 15 Geological Cross-section through the Camp Zone (elevation in metres above mean sea level) .............. 16 Diamond rig drilling towards the east under the Hronsky-Enigmatic pits ................................................. 17 Location of drilling at the Butcher Well project, overlain on the current topography ................................. 19 Pit wall geology reflected in the flooded Butcher Well pit ........................................................................ 20 Sample recovery by material type for RC drilling ..................................................................................... 22 Sample recovery by material type for Diamond drilling ............................................................................ 22 2021 Drilling Campaign QA/QC results for Butcher Well - Blank Samples .............................................. 24 2021 Drilling Campaign QA/QC results for Butcher Well - Field Duplicates and laboratory repeats ........ 24 2021 Drilling Campaign QA/QC results for Butcher Well - Standard G311-1 ........................................... 25 2021 Drilling Campaign QA/QC results for Butcher Well - Standard G314-6 ........................................... 25 2021 Drilling Campaign QA/QC results for Butcher Well - Standard G912-5 ........................................... 26 Comparison of AGA collected data and previous owners data ................................................................ 27 Sunrise Dam processing plant flowsheet ................................................................................................ 28 Butcher Well Metallurgical testwork Head Assays ................................................................................... 28 Comparison of Sunrise Dam Sulphur grades (REP Testwork) with Butcher Well ore material ................ 29 Butcher Well Recovery testwork, based on the Sunrise Dam flowsheet (REP). The numbers indicate the individual testwork assay identifiers. ....................................................................................................... 29 Butcher Well gold occurrence ................................................................................................................. 30 Butcher Well open pit Mineral Resource parameters .............................................................................. 32 Butcher Well Underground Mineral Resource parameters ...................................................................... 32 Top-cuts (caps) were applied to several domains after examining cumulative probability plots of domain composites and identifying outliers to the population. Capping values ranged from 15 to 30g/t. ............. 33 Butcher Well inclusive Mineral Resource gold grade and tonnage curve (surface) ................................. 34 Butcher Well inclusive Mineral Resource gold grade and tonnage curve (underground) ......................... 34 AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 1 Executive Summary 1.1 Property description including mineral rights Butcher Well is a joint venture with Northern Star Resources Limited, (AngloGold Ashanti Limited 70%, Northern Star 30%). The Joint Venture (JV) encompasses two tenement packages, Butcher Well and Lake Carey, covering approximately 339.56km2. AngloGold Ashanti also holds a significant tenement package adjacent to the Northern Star JV properties. The project is in the exploration stage, with no Mineral Reserve declared. An Inferred Mineral Resource is stated, which has been the focus of a Concept Study. The Butcher Well project is located in the Laverton district of Western Australia, 20km southwest of AngloGold Ashanti's Sunrise Dam Gold Mine and 180km northeast of Kalgoorlie. Butcher Well is considered as a potential satellite operation to Sunrise Dam. The centre of the project is located at 122° 19’ 15” East, 29° 15’ 02” South. The Sunrise Dam airstrip is approximately 70km by road from the project, with a travel time of approximately 90 minutes, on the current road going around the southern part of Lake Carey. Lake Carey is a large salt lake that covers a part of the western project area, Sunrise Dam lies to the east of the lake and the Butcher Well project lies on the western shore. The Butcher Well deposits were discovered in the late 1980s by Billiton Australia Gold Ltd, with the original mining leases pegged in 1988. Exploration over the deposits and surrounding area continued into the early 1990s. A mining proposal was submitted in 1993 and a Mineral Resource of 255,335oz gold at 2.9g/t declared across the Butcher Well, Crimson Belle and Thin Lizzy deposits. In 1994, with the project under a joint venture between Sons of Gwalia Ltd and Mount Burgess Gold Mining Company N.L., a study was undertaken by Sons of Gwalia to examine the feasibility of mining and 43,000oz gold was produced from the Butcher Well, Enigmatic and Hronsky open pits. Following the collapse of Sons of Gwalia in 2004, St Barbara Mines acquired all their holdings and sold the South Laverton assets, including Butcher Well, to Saracen Mineral Holdings in 2006. Saracen continued exploration at Butcher Well, leading to several Mineral Resource and Mineral Reserve updates. In 2012, limited open pit mining was completed at Butcher Well with approximately 12,000oz gold produced from the Sizzler and Old Camp pits. In 2021, Saracen Mineral Holdings and Northern Star Resources merged, with the merged entity known as Northern Star Resources Limited. Butcher Well has security of tenure for all current exploration licences and for the contiguous mining leases that covers its Mineral Resource. The Mining leases are: M39/165 valid from 16 December 1988 to 15 December 2030 covering 602.35 ha; M39/166 valid from 16 December 1988 to 15 December 2030 covering 990 ha; and M39/230 valid from 31 July 1990 to 30 July 2032 covering 446.4 ha. The project has a number of shallow open pits that are filled with water. JV partners AngloGold Ashanti (70%) and operator, with Northern Star Resources (30%), are actively exploring the deposit with a study underway into restarting the operation with mining by open pit and underground methods, with ore being hauled to AngloGold Ashanti's Sunrise Dam processing facility for treatment. AngloGold Ashanti completed an infill drilling program in 2021, aimed at increasing the geological understanding of the mineralisation extents and its variability. 1.2 Ownership M39/165, M39/166 and M39/230 are mining leases issued by the Department of Mines, Industry Regulation and Safety (DMIRS) under the Western Australian Mining Act 1978. The mining leases are each currently held by an unincorporated JV between holders AngloGold Ashanti Australia Limited (70%) and Northern Star (Carosue Dam) Pty Ltd (30%). Northern Star (Carosue Dam) Pty Ltd is a subsidiary of Northern Star Resources. AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 1.3 Geology and mineralisation Butcher Well is located in the Laverton Greenstone Belt and hosts orogenic style gold mineralisation within a basalt and spatially associated with syenite dykes. Gold mineralisation within fresh rock principally occurs within steeply dipping northerly-trending panels, occurring in three main domains: Butcher Well in the north, Hronsky-Engimatic centrally, and Old Camp in the south. Supergene gold dispersion and enrichment broadens the mineralised envelope within the saprolite as oxide mineralisation, which has largely been exploited in the historical open pits. Gold is associated principally with finely-disseminated pyrite and arsenopyrite within the host rock, concentrated within narrow planar zones, rather than in large auriferous quartz veins as is more common in orogenic gold deposits. Fresh-rock mineralisation is associated with host-rock brecciation, dense micro- veining, and intense sulphidic alteration with classic lower-greenschist alteration mineralogy: quartz-albite- ankerite-pyrite-arsenopyrite. The mineralised zones often do not display obvious measurable structures such as vein sets or foliation. 1.4 Status of exploration, development and operations Exploration is ongoing, with a drilling campaign completed in 2021 with further drilling required to increase geological information to support a Pre-Feasibility Study (PFS). The project is at Concept Study phase (equivalent to an Initial Assessment),and is expected to move to PFS in 2022 or 2023. 1.5 Mining methods As the project is still in concept study phase, no mining has yet taken place as part of the current JV. Open pit mining is expected to be conventional open cut, drill and blast, followed by truck and excavator operation to develop the deposits. Underground mining is likely to be Transverse Longhole Open Stoping. 1.6 Mineral processing Ore from Butcher Well will be processed at AngloGold Ashanti's Sunrise Dam processing plant. Processing at Sunrise Dam is via a conventional three-stage crushing, two-stage milling carbon-in-leach (CIL) circuit, with a pyrite flotation and ultrafine grinding circuit commissioned in 2018. The gravity circuit recovers approximately 30% of the gold, with the CIL circuit and Anglo American Research Laboratories (AARL) elution used to recover the remainder. Electrowinning recovers gold from the Acacia™ reactor and eluate to produce gold doré. Plant throughput at Sunrise Dam is 4.1Mtpa, and Butcher Well ore will supplement ore production from the Sunrise Dam underground mine to maintain the mill throughput. 1.7 Mineral Resource and Mineral Reserve estimates The Butcher Well Mineral Resource is comprised of open pit and underground areas. Only areas drilled by AngloGold Ashanti are reported as Mineral Resource, however they may contain drilling undertaken by previous owners. The open pit Mineral Resource is reported within a $1,500 (AUD2,072) Whittle™ optimisation shell above a cut-off grade of 0.7g/t. The underground Mineral Resource is limited within an Datamine Mineable Shape Optimiser™ (MSO) floating stope optimisation based on a cut-off grade of 2.1g/t. The input costs for the MSO were based on Sunrise Dam breakeven costs and a gold price of $1,500 (AUD2,072). 91% of the total Mineral Resource is reported from the underground area, and the remaining 9% from the open pit areas. The Mineral Resource is reported in situ. As no Mineral Reserve is declared, the exclusive Mineral Resource is the same as the inclusive Mineral Resource.

AngloGold Ashanti Butcher Well Project - 31 December 2021

Exclusive gold Mineral Resource

Butcher Well		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	2.69	3.77	10.14	0.33

No Mineral Reserve is reported for Butcher Well.

1.8 Summary capital and operating cost estimates

Capital costs included in the Concept Study completed to date include allowances for haul roads from site to the Sunrise Dam plant, dewatering and power infrastructure and site offices. More detailed capital cost estimates will be estimated as part of the PFS.

1.9 Permitting requirements

The Mining Leases M39/165, M39/166 and M39/230 are in good standing and are valid until 15 December 2030, 15 December 2030 and 30 July 2032 respectively. The project is currently under care and maintenance and a new mining proposal will be required for any future mining operations plus secondary and tertiary approvals depending on the details of any future mining operations.

All permits required for the previous operation of the mine are in place. Permitting to support a future mining proposal will be required, the details of which are yet to be determined and are dependent on future mining designs and scale of the project.

Permitting to cause any disturbance, including mining, must be in accordance with the various conditions and endorsements issued by the Department at the grant of the mining leases, and as varied by DMIRS from time to time.

The Mine Closure Plan (MCP) update was submitted to DMIRS in 2020.

1.10 Conclusions and recommendations

The Butcher Well Mineral Resource meets the criteria required for a Mineral Resource, as the project has realistic prospects for economic extraction at a range of gold prices. Further drilling and studies are required to progress the project into production.

No Mineral Reserve is declared for Butcher Well, as the project requires further study to increase the confidence in the estimate.

2 Introduction

2.1 Disclose registrant

This Technical Report Summary was prepared for AngloGold Ashanti Limited who is the registrant and the majority owner of the property.

2.2 Terms of reference and purpose for which this Technical Report Summary was prepared

The purpose of this report is to support the public disclosure of the 2021 year-end Mineral Resource estimate at the Butcher Well project located in Western Australia, which is currently being explored for potential open pit and underground mining by JV parties, AngloGold Ashanti and Northern Star Resources.

Terms of reference are following AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve and based on public reporting requirements as per regulation S-K

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AngloGold Ashanti Butcher Well Project - 31 December 2021

1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting. Mineral Resource and future Mineral Reserve remains unmined and is quoted as at 31st December 2021. The Mineral Resource is reported in situ, either with an optimised open pit shell or an underground MSO volume.

The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The qualified person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421 of this chapter. Should more detail be required it will be furnished on request.

The following should be noted in respect of the Technical Report Summary:

- All figures are expressed on an attributable basis unless otherwise indicated
- Unless otherwise stated, $ or dollar refers to United States dollars
- AUD refers to Australian dollars
- Group and company are used interchangeably
- Mine, operation, business unit and property are used interchangeably
- Rounding off of numbers may result in computational discrepancies
- To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, content for gold to two decimals
- Metric tonnes (t) are used throughout this report and all ounces are Troy ounces
- Abbreviations used in this report: gold – Au
- The reference co-ordinate system used for the location of properties as well as infrastructure and licences maps / plans is latitude longitude geographic co-ordinates in various formats, or relevant Universal Transverse Mercator (UTM) projection.

2.3 Sources of information and data contained in the report / used in its preparation

Recent drilling data was collected and compiled by technical specialists employed by AngloGold Ashanti. Historical data used in the estimates was collected by a number of previous owners. Only areas that have been validated by infill drilling by AngloGold Ashanti are reported as Mineral Resource. Study data from the Concept Study was used to inform the Mineral Resource.

2.4 Qualified Person(s) site inspections

The Qualified Person visited the site in December 2020. The QP has verified the data being reported on and used as the basis of this Technical Report Summary by:

- Visiting the project and confirming the geology and mineralisation,
- Visiting the core and RC storage areas and inspecting sampling procedures,
- Reviewing drill core and RC/core logging procedures,
- Reviewing QA/QC protocols, and
- Reviewing quality analysis of AngloGold Ashanti collected data compared to historic data collected by previous owners.

2.5 Purpose of this report

This is the maiden reporting of the Initial Assessment Technical Report Summary (according to S-K 1300 issued by the SEC) for this project. There are no previously filed Technical Report Summaries for this project. This Technical Report Summary supports the declaration of Mineral Resource for AngloGold Ashanti's Butcher Well project.

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AngloGold Ashanti Butcher Well Project - 31 December 2021

3 Property description

3.1 Location of the property

The Butcher Well project is located in the Laverton district of Western Australia, 20km southwest of AngloGold Ashanti's Sunrise Dam Gold Mine and 180km northeast of Kalgoorlie. The Sunrise Dam airstrip is approximately 70km by road from the project, with a travel time of approximately 90 minutes, on the current road going around the southern part of Lake Carey. Lake Carey is a large salt lake that covers a part of the western project area. Sunrise Dam lies to the east of the lake and the Butcher Well project on the western shore.

The centre of the project is located at 122° 19’ 15” East, 29° 15’ 02” South.

Map showing the location, infrastructure and mining license area for Butcher Well, with the total mining lease area shown in the top right corner. The co-ordinates of the mine, as represented by the Sizzler pit, are depicted on the map and are in the UTM co-ordinate system.


to Laverton
Insert: Total Mining Lease area
M39/118
M39/232
M39/471
M39/119
M39/120
M39/652
M39/230
M39/165
Butcher Well North pit
Sizzler pit
Hronsky/ Enigmatic pits
Old Camp pit
M39/166
to Leonora
to Kalgoorlie
Licences
Mining
Exploration
Butcher Well JV Licences
Mining
Exploration
Mine Infrastructure
Pits
ROM Pad
Waste Dumps
Roads
Main
Lake Carey
Insert
Total mining lease area
Map zoomed in area
N
0 0.5 1 1.5 Km
Butcher Well Sizzler pit centroid Co-ordinates 29°15'11"S, 122°19'15"E

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AngloGold Ashanti Butcher Well Project - 31 December 2021

Butcher Well is located within Western Australia, a stable mining jurisdiction.

3.2 Area of the property

The Mineral Resource is contained within three granted Mining Leases: M39/165 = 602.35ha, M39/166 = 990ha, and M30/230 = 446.4ha.

3.3 Legal aspects (including environmental liabilities) and permitting

The Mineral Resource is located within mining leases M39/165, M39/166 and M39/230. The Mining Leases are in good standing and are valid until 15 December 2030, 15 December 2030 and 30 July 2032 respectively.

A Mining Tenement Register search for Mining Leases M39/165, M39/166 and M39/230 details the tenements containing the Butcher Well Mine area.

Butcher Well is an unincorporated JV between AngloGold Ashanti Australia Limited and Northern Star (Carosue Dam) Pty Ltd (formerly Saracen Gold Mines Pty Ltd). (Equity 70:30). AngloGold Ashanti is the manager of the JV. There is no known heritage or environmental impediments over the leases where significant results were received. The tenure is secure at the time of reporting. No known impediments exist to operate in the area.

Butcher Well has security of tenure for all current exploration licences and the mining leases that covers its Mineral Resource.

There are no material issues relating to native title or heritage, historical sites, wilderness or national parks, or environmental settings.

The Mining Leases M39/165, M39/166 and M39/230 are in good standing and are valid until 15 December 2030, 15 December 2030 and 30 July 2032 respectively. The project is currently under care and maintenance and a new mining proposal will be required for any future mining operations plus secondary and tertiary approvals depending on the details of any future mining operations.

All permits required for the previous operation of the mine are in place. Permitting to support a future mining proposal will be required, the details of which are yet to be determined and are dependent on future mining designs and scale of the project.

3.4 Agreements, royalties and liabilities

All production is subject to a Western Australian state government net smelter return (NSR) royalty of 2.5%. In addition to that, leases M39/165 and M39/166 have royalties held by the International Royalty Corporation (IRC, 1.5%) and Franco Nevada (2% on 50% share in excess of 50,000oz). Lease M39/230 has royalties held by IRC (1.5%) and Franco Nevada (2% on 50% share).

The registrant (AngloGold Ashanti) holds no royalty over the Mineral Resource.

The closure provision in AngloGold Ashanti's financial statements is calculated based on accounting standards. It consists of the future cash estimates discounted back to the reporting date, using company set discount rates and excludes items such as proceeds on sale of plant. In addition, Butcher Well pays an annual levy to the Western Australian Government Mine Rehabilitation Fund, based on the area of disturbance. The amount paid in (financial year) 2020-2021 was AUD21K.

4 Accessibility, climate, local resources, infrastructure and physiography

4.1 Property description

The project is located close to Lake Carey, and includes a number of historical open pits that are currently flooded. Much of the area around the old open pits is disturbed ground. The topography is flat and sits approximately 400m above mean sea level. The climate is arid with average annual rainfall of 230mm and temperatures ranging from 0°Celsius (C) in winter to 48°C in summer.

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AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 13 5 History Butcher Well was discovered by Billiton (a Shell subsidiary) in JV with Jones Mining in the mid-1980s, in an expansion of Billiton’s Tin Dog Flats project (10km south). The earliest found mention of the Butcher Well prospect is in the 1987 open file report (a22846 within P39/1131) that alludes to a discovery intercept in rotary air blast (RAB) the previous year of 9m @ 4.2g/t. Work in the 1987 reporting period included 404 RAB holes (10,525m), 103 RC holes (6,154m), petrology and metallurgical testwork. Auger sampling was noted as an effective exploration tool. In that period, the Enigmatic North and South, Hronsky, Old Camp Zones were discovered and a good understanding of deposit geology and alteration styles was established. Work accelerated in 1988, including 9,203m of RC drilling, metallurgical testwork and preliminary Mineral Resource estimation within the Enigmatic zone, using both manual and computerised methods and several cut-off grades (e.g. 825,000t @ 2.21g/t for 59,000oz Au at 1g/t cut-off – computerised method). Tenure was converted into mining leases M39/166 and M39/165. In 1989, Mt Burgess Gold Mining agreed to an option to purchase the project. Work by Mt Burgess included a due diligence, and several holes for metallurgical test work and to twin Billiton holes. The resource was revised to 967,000 tonnes at 2.5g/t (1g/t cut-off). Mt Burgess exercised the option and entered into a JV agreement with Mount Isa Mines (MIM, via Carpentaria Gold) for the Butcher Well project in 1990. Work included plant engineering alternatives and further Mineral Resource definition drilling. Notice of Intent to Mine and process was given to the mines department, including a mine plan for the Engimatic zone based on an annual mining rate of 250,000 tonnes to yield 19,000oz. Meanwhile Western Mining Corporation (WMC) held tenure directly to the north as Butcher Well North (M39/230), drilling 100 RC for 5,548m. Mt Isa Mines (MIM) as operator undertook further limited drilling in 1991, but failed to upgrade the Mineral Resource and considered the deposit uneconomic. Mt Burgess then re-acquired MIM’s interest in the project in 1992, together with rights to M39/230 from WMC (which would later host the Butcher Well three pits). Mining began in April 1993, sourced from the Butcher Well and Enigmatic pits, and hauled to Sons of Gwalia’s Harbour Lights plant in Leonora for processing. The Mineral Reserve prior to mining totalled 1.16Mt @ 3.17g/t, from a Mineral Resource of 2.7Mt at 3.25g/t for 281,000oz (1g/t cut-off). Exploration drilling totalling 287 RC holes for 23,839m lead to the discoveries of mineralisation at Enigmatic North, Marchelayo (north of Butcher Well) and Sizzler. Mining was suspended in April 1994, for total production of 47,975oz over the one year of operations. That year Mt Burgess entered into a JV with Sons of Gwalia (SOG) for all tenure within a 25km radius of Butcher Well including the Butcher Well operations, and the Red October discovery was made. Thereon Red October became the SOG - Mt Burgess JV’s focus, with little exploration carried out at Butcher Well, until 1999 by which time SOG had acquired the assets. Significant subsequent exploration by SOG (M39/165-166) included 12 RC holes for 2,385m in 1999 to test for mineralisation up to 150m below surface that returned narrow mineralisation zones (less than 6m) underneath the supergene envelope; and detailed geological mapping at 1:5000 scale, and minor air-core (AC) and auger programs. A final phase of RC drilling in 2004, 7 holes for 1,311m at the Old Camp Zone intersected only low-grade mineralisation. Sons of Gwalia went into administration in 2005, with the South Laverton assets, including Butcher Well and Red October, acquired by St Barbara Mines, then subsequently sold to Saracen Gold Mines in 2006. Saracen used the SOG data to build Mineral Resource estimates, for a total (Indicated and Inferred) Mineral Resource of 5.8Mt at 1.83g/t for a total of 341,991oz (at 0.6g/t cut-off). Initial work at Butcher Well was limited to sampling of historical low-grade stockpiles until 2011. Saracen returned to Butcher Well in 2011, with oxide Mineral Resource delineation from surface (172 RC holes for 11,816m) in un-mined areas principally around the Sizzler, Enigmatic north, and Old Camp zones. Most holes were drilled to set depth of 54m, and only three holes exceeded 250m. This was AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 14 followed by grade control drilling (159 holes for 7,498m) within the Sizzler and Old Camp Mineral Resource (total unknown) prior to oxide mining at the Sizzler and Old Camp pits (12,000oz Au estimated recovered). 6 Geological setting, mineralisation and deposit 6.1 Geological setting The Butcher Well project is situated in the Laverton district, within the eastern part of the Kurnalpi Tectonic Terrane, a subdivision of the Eastern Goldfields Superterrane of the Archaean Yilgarn Craton, Western Australia. The Kurnalpi Terrane is the second most gold-endowed Terrane in the Yilgarn (following the Kalgoorlie Terrane), and hosts the Sunrise Dam (9Moz), Wallaby (7Moz) and several more significant gold deposits within 50km of Butcher Well. All are orogenic-style deposits hosted within amalgamated greenstone belts between granite plutons. A major structure within the western margin of the Laverton district is the easterly-dipping Celia Fault. The major gold deposits are located off steeper secondary structures within its hangingwall. Butcher Well is located between two major north-northeast trending faults. The area between the two Celia faults is characterised by broad-scale north-northwest trending isoclinal folds and shears, collectively named the Mt Hornet Shear Zone, in sub-vertically dipping intermediate to mafic volcanic and volcaniclastic rocks, epiclastic sedimentary rocks and chert or BIF. Butcher Well appears to be on the sub-vertical eastern limb of an isoclinal fold, possibly an anticline, with mafic volcanic rocks forming its core (approximately of 2.5km wide), flanked by clastic sedimentary rocks. 6.2 Geological model and data density The Butcher Well deposit is hosted within the approximately 2.7Ga Laverton Greenstone Belt within the Kurnalpi Tectonic Terrane, a subdivision of the Eastern Goldfields Superterrane of the Archaean Yilgarn Craton, Western Australia. The deposit is hosted within a calk-alkaline volcanic succession intruded by syenites. The bulk of the mineralisation is hosted within basalt within the core on an interpreted syncline. Gold is associated principally with finely-disseminated pyrite and arsenopyrite within the host rock, concentrated within narrow planar zones, rather than in large auriferous quartz veins as is more common in orogenic gold deposits. Fresh-rock mineralisation is associated with host-rock brecciation, dense micro-veining, and intense sulphidic alteration with classic lower-greenschist alteration mineralogy: quartz-albite-ankerite-pyrite-arsenopyrite. The mineralised zones often do not host obvious measurable structures such as vein sets or foliation. Oxide mineralisation often occurs within a lateral dispersion zone up to approximately 50m around the mineralised structures. The drill density at Butcher Well varies across the deposit with closed-spaced historical grade control drilling covering the mined open pits (approximately 10m x 10m). The underground Mineral Resource area is drilled at spacings ranging from 25m x 50m to 100m x 100m. Exploration targeting for Butcher Well is focused on delineating extensions to the known mineralisation and any higher-grade shoot geometries. AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 15 3D Stratigraphic model for Butcher Well, looking north-east Butcher Well geological long-section, looking West (elevation in metres above mean sea level) AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 16 Geological Cross-section through the Camp Zone (elevation in metres above mean sea level) 6.3 Mineralisation The Butcher Well ore is dominantly fresh-rock sulphide with mineralisation associated with abundant pyrite and arsenopyrite. Gold recoveries are detrimentally affected by arsenopyrite content in a standard CIL circuit. Gold mineralisation within fresh rock principally occurs within steeply dipping northerly-trending panels, occurring in three main domains: Butcher Well in the north, Hronsky-Engimatic centrally, and Old Camp in the south. Supergene gold dispersion and enrichment broadens the mineralised envelope within the saprolite as oxide mineralisation, which has largely been exploited in the historical open pits. Fresh rock gold mineralisation is associated principally with finely-disseminated pyrite and arsenopyrite within the host rock, concentrated within narrow planar zones, rather than in large auriferous quartz veins as is more common in orogenic gold deposits. Fresh-rock mineralisation is associated with host-rock brecciation, dense micro-veining, and intense sulphide alteration with classic lower-greenschist alteration mineralogy: quartz-albite-ankerite-pyrite-arsenopyrite. The mineralised zones often do not host obvious measurable structures such as vein sets or foliation. Mineralisation is interpreted to be principally controlled by conjugate secondary shears to major north- northwest trending strike-slip faults bounding the deposit to the east and west, and rheological interactions with the syenite intrusions which also trend north-northwest, themselves probably controlled by the axial planar cleavage of upright folds. Potassic-ferruginous alteration (magnetite-hematite-epidote-pyrite-biotite- amphibole-anhydrite-molybdenite) preceding gold mineralisation associated with the syenite is thought to prime the principal basalt host for better mineralisation.

AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 17 7 Exploration 7.1 Nature and extent of relevant exploration work The project area contains a mix of recent and historical drilling. AngloGold Ashanti has completed diamond drilling (DD) and Reverse Circulation (RC) drilling over the areas reported as a Mineral Resource. All drilling was from surface, commencing with a RC pre-collar of 140mm or 143mm diameter, or HQ triple-tube to fresh rock (between 30m and 100m), and thereon by NQ or HQ size DD tails. RC samples using a face- sampling hammer were collected via a cyclone, dust-suppression system and cone splitter. All drill core was oriented at each run using the Ace Core Tool™, and core reassembled and marked with a bottom-of- hole orientation line. Sampling methods undertaken by Saracen in the Butcher Well project area have included RC and RC grade control drilling within two shallow pits. Historic methods conducted since 1988 have included AC, RAB, RC and DD drill holes. RAB and AC drilling was excluded from the Mineral Resource estimate database. Exploration during 2021 targeted infill and extensions to the underground mineralisation in the Camp Zone. AngloGold Ashanti has drilled 270 holes (54,301m), representing 32% of the total data, whilst previous owners have drilled 2,282 holes (115,906m), 68% of the total data. The Mineral Resource is contained within three granted Mining Leases: M39/165 = 602.35ha, M39/166 = 990ha, M30/230 = 446.4ha. Communications to site are maintained via a Satellite link. The receiver dish is located at the Butcher Well camp and onward connectivity to the core yard is via a peer-to-peer (P2P) networking link. This supports a local Wi-Fi network at both the core yard and camp. Drilling logging data was collected with Geobank Mobile™ (a product from Micromine™) utilising synchronised profiles which are hosted on a local server on site running SQL Express and Reporting Services. Drill PLODs (a logging system) and Sample Dispatch Order (SDO) data is collected via the Daily Drilling Management System (DDMS) system hosted on the local server. The site-based data is backed up daily and forwarded to Perth to be loaded into the AngloGold Ashanti Australian exploration database. Core tray photos are captured via a Wi-Fi enabled camera and all photos saved directly to the local server. This data is transferred to Perth via external hard drive as the volume of data is too great to transfer via the Satellite link. All assay data is received directly from the laboratories in Perth and loaded directly into the Australia exploration database. Summary assay results are distributed via an email distribution group to select individuals from the AngloGold Ashanti Australian exploration group. The summary emails also include the original laboratory file. All original assay files from the laboratory are also maintained on a separate file server for additional auditing purposes. Historical drilling was completed by Sons of Gwalia, with more recent drilling by Saracen. AngloGold Ashanti has followed up open pit targets since 2018 and drilled out the Camp Zone discovery. Diamond rig drilling towards the east under the Hronsky-Enigmatic pits AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 18 7.2 Drilling techniques and spacing All drilling was from surface, commencing with an RC pre-collar of 140mm or 143mm diameter, or HQ triple-tube to fresh rock (between 30-100m), and thereon by NQ or HQ size DD tails. Holes were collared at an angle between 55° and 67° at an orientation considered best to intersect mineralisation as close to perpendicular as possible. RC samples using a face-sampling hammer were collected via a cyclone, dust- suppression system and cone splitter. The cone splitter was levelled before commencement of each hole. NQ and HQ core was drilled in 6m runs and placed in plastic core trays for processing and sub-sampling. All drill core was oriented at each run using the Ace Core Tool, and core reassembled and marked with a bottom-of-hole orientation line. A cut-line was then added 60° to the left hand side of the orientation line. Diamond core and RC were logged in their entirety. Particular attention was paid to suspected mineralised zones, with a logging resolution of 1m or less. The logging detail is comprehensive and sufficient for future Mineral Resource estimation, technical studies, mining studies and metallurgical studies. All drill holes were logged in entirety. Logging was completed on the total length of all holes using Geobank Mobile logging digital data entry software and the AngloGold Ashanti Australia logging system. Qualitative logging data recorded for all RC chips and DD comprised lithology, regolith, alteration, veining type and percentage, shear percentage and colour. Quantitative logging included specific gravity on core only at approximately 1 reading per 5m, and magnetic susceptibility every 1m on RC and DD samples. Additionally, all drill core underwent geotechnical (Rock Quality Designation (RQD), rock strength and defect characterisation) and structural logging, specific gravity determination, and was photographed with the orientation line and cut line on top. RC chips were also photographed. All logging data is stored on a central database (SQL Server, Datashed™). Downhole surveys were carried out on all holes to provide drill hole location in 3D space. A number of different techniques were used. The first round of drilling in 2017 employed in-rod magnetic camera shots during drilling. These holes were later resurveyed later using an open-hole gyroscope tool. Subsequent drill-holes were surveyed in-rod using the Deviflex™ survey tool. The underground Mineral Resource has been drilled at spacings between 50 x 50m and 100 x 100m. The open pit Mineral Resource contains a mix of historical and new drilling, with some areas containing grade control spacing (at approximately 10 x 10m) and up to 50 x 50m in new areas. Details of average drill hole spacing and type in relation to Mineral Resource classification Category Spacing m (-x-) Type of drilling Diamond RC Measured - - - Indicated - - - Inferred 100 x 100, 50 x 50 Yes Yes Grade/ore control - - - 7.3 Results AngloGold Ashanti has elected not to provide material drilling results for Butcher Well as drilling is generally to provide incremental additions, or conversions to currently existing orebodies, and therefore not seen as material. While these increase confidence in our Mineral Resource base as well as add life-of-mine (LOM) extensions, the incremental additions that occur on a yearly basis are generally not material to Butcher Well or the company as a whole. This report is not being submitted in support of the disclosure of exploration results and therefore no disclosure of drilling or sample results is provided. AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 19 7.4 Locations of drill holes and other samples Location of drilling at the Butcher Well project, overlain on the current topography All relevant drilling results for the Butcher Well project are considered in the geological model and contained in the estimation data that have been used to declare the Mineral Resource. The drilling plan shown above and the representative cross-sections and long-sections show the extent of the drilling and geological interpretation based on the drilling results. 7.5 Hydrogeology The hydrogeological sampling for the Butcher Well project included constant rate aquifer pump testing from several water production bores with observation data. This provided transmissivity and storage coefficients for the relevant aquifers. The groundwater data collected also includes water level monitoring and water quality assays. The area has been covered by Groundwater Abstraction Licenses to take water and detailed annual and triannual reporting has been done by reputable local consulting companies. This reporting focusses on both water levels and water qualities. AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 20 Only pump testing has been undertaken on this project for aquifer parameters and no laboratory testing has been undertaken for physical aquifer characteristics. The only laboratory analyses undertaken were for water chemistry assays and it included a suite of both physical water quality parameters and general water chemistry (Including metals). ALS Laboratory Group in Perth, Western Australia, a NATA accredited water laboratory, did the water quality assays. Groundwater levels were assessed from the level of the standing water in the Butcher Well pits. This was measured from the pit survey pick-ups. The elevation of the standing water ranges from 383.5mRL to 385mRL. This is some 20-25 metres below the adjacent ground level. This value is in agreement with historically reported groundwater levels. No hydrological laboratory testwork has been undertaken during AngloGold Ashanti's management of the project. Pit wall geology reflected in the flooded Butcher Well pit 7.6 Geotechnical testing and analysis The Butcher Well deposit is a future potential mining area that has been evaluated geotechnically to Conceptual Study level, with no further work carried out. The intact rock strength estimate was based on field assessment only. As the project comprises significant amounts of Saprolite and moderately strong fresh rock, the intact strength boundary is expected to play a significant role in slope stability. No structural defect information was available, however given the sedimentary nature of the deposit, defect strength and orientation are likely to play an important part in slope design. Geotechnical characterisation is part of the process where all the available information is interpreted into rock mass parameters and domains that are used in the design analysis. A Conceptual characterisation was made using rock mass ratings based on field assessments of core.

AngloGold Ashanti Butcher Well Project - 31 December 2021

The pit designs for the Conceptual Study are based on empirical charts using the field assessed Rock Mass Ratings as inputs.

As such, further work as outlined in the Conceptual Level reports are needed before the designs can be implemented.

8 Sample preparation, analysis and security

8.1 Sample preparation

Drill hole samples were taken every 1m along the holes as standard, with selected sub-metre niche samples on drill core taken based on geologists' observations.

Both RC and DD holes were sampled in entirety at a minimum interval of 1m, considered an appropriate resolution for future Mineral Resource estimation of orogenic gold deposits.

During RC drilling a laboratory sample and archive sample, each weighing about 3kg, were taken at each 1m interval using a cone splitter. Most samples were dry, with RC drilling stopped if samples became inundated with groundwater.

Laboratory samples were dispatched to Intertek-Genalysis Laboratory Services in Perth, Western Australia for analysis. Archive samples were stored onsite for future reference and check work, or selected as field duplicates within expected mineralised zones (approximately one duplicate per 5m) and submitted for analysis.

Following geological logging and photographing, HQ drill core was cut in half using an automated saw along the cut line. The half with the orientation line was retained in the core tray for check work or further analysis (by quarter core), whereas the other half was divided into 1m samples, or narrower niche samples based on e.g. lithology or mineralisation. Crushed duplicates using intervals selected by geologists within expected mineralised zones (approximately 1 duplicate per 5m) were prepared at the laboratory.

Unmarked blanks (unmineralised basalt) were inserted at the beginning of RC pre-collars and DD tails, and also in selected mineralised intervals. Certified gold standards were inserted at rate of approximately one in 25 samples before dispatch for assay.

All laboratory samples, blanks and standards were placed into pre-numbered calico bags. Sample numbers and additional metadata were digitally captured in the logging platform.

DD drill holes principally had RC pre-collars drilled to the top of fresh rock (between 60m and100m), and fresh rock was drilled at either HQ (24 holes) or NQ2 (34 holes) diameter. Core was orientated using the Ace Core Tool and placed into plastic trays, and metre-marked. Density determination via specific gravity of dry versus wet weight was carried out on one greater than 500g dry weight sample per tray.

All half drill core is stored in plastic core trays on site, and is available for viewing or additional check work e.g. by quarter core if required. RC chip trays are stored in sea-containers onsite

DD core recovery, including core-loss, was measured and recorded across core runs during the core mark-up process. Core was reassembled for mark-up and was measured with metre marks and down-hole depths placed on the core. Depths were checked against drillers core blocks and any discrepancies corrected after discussion with the drillers. DD recovery was generally very good, averaging 99% recovery. RC drilling used a face-sampling hammer and holes were sampled at 1m intervals collected via a cyclone and cone splitter into a laboratory sample and an archive sample, each weighing about 3kg. A sub-sample from the archive sample was taken for geological logging, with sieved drill cuttings stored in plastic chip trays. Archive samples were stored onsite for future reference and check work, or selected as field duplicates within expected mineralised zones (approximately one duplicate per 5m) and submitted for analysis.

Mineralisation strikes north-south, and mainly dips steeply towards the west. Hence, all drill holes intersect mineralisation obliquely. The majority of the drill holes are drilled at an easterly orientation of

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AngloGold Ashanti Butcher Well Project - 31 December 2021

approximately 77° and at angles between 65° and 55° from horizontal and lifting with increased depth, as such within the Old Camp Zone such holes intersect mineralisation at an angle of approximately 65°. A number of reverse-angle holes drilled westerly towards 257° have highly-oblique to sub-parallel intersections of mineralisation.

RC sample recovery was quantified on 1m intervals every 25m by recording the weights of laboratory sample, archive sample and reject. These weights were combined and then compared to a theoretical recovery of the interval based on the regolith and rock type of the interval being assessed. RC recovery was generally good, with an average of 98% sample recovery.

Sample recovery by material type for RC drilling

Material Type	n Samples	Avg. Recovery
Transported/ Overburden	-	-
Upper Saprolite	39	97%
Lower Saprolite	108	97%
Saprock (20% Weathered)	55	99%
Saprock (10% Weathered)	25	99%
Saprock (5% Weathered)	28	99%
Fresh	134	97%
Total	**389**	**98%**

DD core recovery including core-loss was measured and recorded across core runs during the core mark-up process. Core was reassembled for mark-up and was measured, with metre marks and down-hole depths placed on the core. Depths were checked against drillers core blocks and any discrepancies corrected after discussion with the drillers. DD recovery was 98% on average.

Sample recovery by material type for Diamond drilling

Material Type	n Samples	Avg. Recovery
Transported/ Overburden	12	74%
Upper Saprolite	59	81%
Lower Saprolite	221	99%
Saprock (20% Weathered)	17	100%
Saprock (10% Weathered)	33	100%
Saprock (5% Weathered)	38	100%
Fresh	1,987	99%
Total	**2,367**	**98%**

No obvious relationship between recovery and grade, nor any indications of sample bias owing to misrepresentation of drilled material has been established.

DD core was cut in half using an automated saw along the cut line. The half with the orientation line was retained in the core tray for check work or further analysis (by quarter core), whereas the other half was divided into 1m samples, or narrower niche samples based on e.g. lithology or mineralisation. Crushed duplicates of intervals selected by geologists within expected mineralised zones (approximately 1 duplicate per 5m) were prepared at the laboratory.

Unmarked blanks (unmineralised basalt) were inserted at the beginning of RC pre-collars and DD tails, and also in selected mineralised intervals. Certified gold standards were inserted at rate of approximately one in 25 samples before dispatch for assay.

All laboratory samples, blanks and standards were placed into pre-numbered calico bags. Sample numbers and additional metadata were digitally captured in the logging platform.

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AngloGold Ashanti Butcher Well Project - 31 December 2021

8.2 Assay method and laboratory

The assay laboratory used is Intertek-Genalysis Laboratory Services in Perth, Western Australia (NATA certification ISO/IEC 17025).

Samples were oven dried at 105°C and then crushed in a two-stage process to approximately 2mm. Owing to a 3kg upper limit requirement, overweight HQ half-core samples (up to 6kg) were split at this stage to a 3kg sample with the reject retained. Crushed duplicates of pre-selected half-core intervals were also taken at this stage. Samples were then pulverised and to a nominal 85% passing 75 microns.

Pulverised (pulps) samples underwent near-infrared spectroscopy using the TerraSpec4™ Hi Res instrument. From 2018 large interval pulps from contiguous samples identified by the geologists as unmineralised were composited into 4m samples for analysis. Following review of the assays, composite samples above a threshold of 0.3ppm Au for surface Mineral Resource targets, or 0.5ppm Au for underground Mineral Resource, targets were re-assayed at 1m intervals.

Samples were analysed by 25g lead-collection fire assay with ICP-MS finish (Intertek-Genalysis method FA25/MS). Fire assay is considered a total extraction method for gold as industry standard.

A suite of 46 additional elements, including gold-pathfinder elements, were determined via 50g-charge four-acid digest with ICP-MS detection for the 1m samples. A reduced element suite was used for the 4m composites. Four-acid digest is not considered a total digest for all elements.

Quartz washes were inserted between samples in expected higher-grade mineralised zones to limit contamination between samples (on instruction by AngloGold Ashanti).

8.3 Sampling governance

Following geological logging and photographing, drill core was cut in half using an automated core saw. The half with the orientation line was retained in the core tray for check work or further analysis (by quarter core), whereas the other half was divided into 1m samples, or narrower niche samples based on geological observations. Crushed duplicates of intervals selected by geologists within expected mineralised zones (approximately 1 duplicate per 5m) were prepared at the laboratory.

DD core recovery, including core-loss, was measured and recorded across core runs during the core mark-up process. Core was reassembled for mark-up and was measured with metre marks and down-hole depths placed on the core. Depths were checked against drillers core blocks and any discrepancies corrected after discussion with the drillers. DD recovery was generally very good, averaging 99% recovery. RC drilling used a face-sampling hammer and holes were sampled at 1m intervals collected via a cyclone and cone splitter into a laboratory sample and an archive sample, each weighing about 3kg. A sub-sample from the archive sample was taken for geological logging, with sieved drill cuttings stored in plastic chip trays. Archive samples were stored onsite for future reference and check work, or selected as field duplicates within expected mineralised zones (approximately one duplicate per 5m) and submitted for analysis.

Laboratory samples were put into pre-numbered calico bags, and placed into large poly-weave bulka-bags for transport. Filled bulka-bags were secured on wooden crates and transported directly via road freight to the laboratory with a corresponding submission form and consignment note.

On receipt of the bulka-bags, Intertek-Genalysis laboratory checked the samples received against the submission form and notified AngloGold Ashanti Australia of any missing or additional samples.

On completion of assays and check work, the pulp packets, pulp residues and coarse rejects were placed in storage at the laboratory's secure warehouse.

On request, the pulp packets are returned to the AngloGold Ashanti Australia warehouse on secure pallets where they are documented for long term storage and retrieval.

All samples received from the laboratory are loaded into a secure drill hole database which has a series of unique identifiers to ensure that the correct samples are allocated to the correct hole and downhole

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AngloGold Ashanti Butcher Well Project - 31 December 2021

position. This is managed by the site geologists with both database check and visual checks against geological logging to ensure that the assay results make sense.

An audit of the Intertek-Genalysis laboratory was completed by AngloGold Ashanti staff on the 18th of June, 2021. No material risks were identified.

8.4 Quality Control and Quality Assurance

QA/QC results were reviewed on a batch-by-batch and monthly basis. Any deviations from acceptable precision or indications of bias were acted on with repeat and check assays. Errors with standards were usually found to be Standard ID being labelled incorrectly.

2021 Drilling Campaign QA/QC results for Butcher Well - Blank Samples


'CBLANK' (Exp: 0.00622 ppm 'FA_MS'): Au by FA_MS Dates : 1/01/2021 to 24/06/2021
Au ppm
Sample Instance

2021 Drilling Campaign QA/QC results for Butcher Well - Field Duplicates and laboratory repeats


Original (All) Vs All Rpts (All) for Au PPM
All Rpts Au PPM
Original Au PPM
Field Duplicate RC
Internal Lab Check
Outliers - Field Duplicate RC
Outliers - Internal Lab Check

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24

AngloGold Ashanti Butcher Well Project - 31 December 2021

2021 Drilling Campaign QA/QC results for Butcher Well - Standard G311-1


'G311-1-FA' (Exp: 0.52000 ppm 'FA_MS'): Au by FA_MS Dates : 1/01/2021 to 24/08/2021
Au ppm
Sample Instance

2021 Drilling Campaign QA/QC results for Butcher Well - Standard G314-6


'G314-6-FA' (Exp: 1.98000 ppm 'FA_MS'): Au by FA_MS Dates : 1/01/2021 to 24/08/2021
Au ppm
Sample Instance

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AngloGold Ashanti Butcher Well Project - 31 December 2021

2021 Drilling Campaign QA/QC results for Butcher Well - Standard G912-5


'G912-5-FA' (Exp: 0.38000 ppm 'FA_MS'): Au by FA_MS Dates : 1/01/2021 to 24/08/2021
Sample Instance

8.5 Qualified Person's opinion on adequacy

The QP considers the adequacy of sample preparation, security, and analytical procedures to be in-line with conventional industry practice.

All analytical procedures are in line with industry best practice for gold deposits.

9 Data verification

9.1 Data verification procedures

All samples received from the laboratory are loaded into a secure drill hole database which has a series of unique identifiers to ensure that the correct samples are allocated to the correct hole and downhole position. This is managed by the site geologists with both database check and visual checks against geological logging to ensure that the assay results make sense.

QA/QC results were reviewed on a batch-by-batch and monthly basis. Any deviations from acceptable precision or indications of bias were acted on with repeat and check assays. Errors with standards were usually found to be Standard ID being labelled incorrectly.

The QP periodically reviews the QA/QC reports and periodically undertakes visual and statistical checks of the data.

9.2 Limitations on, or failure to conduct verification

The Butcher Well project contains a significant amount of historical drilling for which data verification is unable to be completed. AngloGold Ashanti has completed follow-up drilling over the Mineral Resource areas reported to confirm the extent of the mineralisation and validate the results contained in historical drilling. The follow-up drilling validates the historical assay results and geological information.

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AngloGold Ashanti Butcher Well Project - 31 December 2021

Comparison of AGA collected data and previous owners data


Q-Q Plot of samples < 8m apart
Previous Owners Data (Au g/t)
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
0.00
1.00
2.00
3.00
4.00
5.00
6.00
7.00
AGA Data (Au g/t)

9.3 Qualified Person's opinion on data adequacy

The data is adequate for the declaration of an Inferred Mineral Resource. Additional drilling will be required to increase the level of confidence in the estimates prior to development of the project.

10 Mineral processing and metallurgical testing

10.1 Mineral processing / metallurgical testing

Metallurgical testwork has been undertaken on representative samples across the deposit. The testwork conditions reflect the current Sunrise Dam process flowsheet as depicted on the following page.

A standard approach was used to evaluate the metallurgical performance of all samples. The tests followed were:

- Hardness (Bond Work Index (BWi) at a closing screen of 180µm, given the coarse float feed at the Sunrise Dam plant): Previous surveys have shown Sunrise Ore Hardness is approximately 18.2kWh/t. Back-calculating the BWi from current production data yields a figure between 20 and 20.8 kWh/t. The Butcher Well average is 23.3 kWh/t. Enigmatic Zone average is 23.0 kWh/t. Old Camp Zone is 23.8 kWh/t. Modelling is required to determine the budget throughput rates based on potential blends.
- Head Assays (Au, As, S): Good Au grades are generally present. High and variable As grades are present, implying a high degree of refractory Au. Sulphur grades are higher than the Sunrise Dam float plant design maximum (1.6%) and will need to be considered with regards to the float plant and High Intensity grinding (HIG) mill capacity.

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AngloGold Ashanti Butcher Well Project - 31 December 2021

Sunrise Dam processing plant flowsheet


LEGEND
PRELIMINARY NOT FOR CONSTRUCTION
ANGLOGOLD ASHANTI
SUNRISE DAM REP PROJECT
OVERALL
PROCESS FLOW DIAGRAM
12236-F-001

Butcher Well Metallurgical testwork Head Assays

Sample ID	Au		As	Fe	S
	(g/t)	(g/t)	(ppm)	(%)	(%)
MET 13A	1.53	1.54	285	6.30	3.90
MET 13B	1.80	1.62	2660	5.98	2.00
MET 13C	4.02	4.32	8455	5.90	4.14
MET 14A	1.53	1.61	640	5.72	2.64
MET 18A	4.18	4.12	610	5.38	3.70
MET 18B	3.47	3.67	3870	6.36	4.18
MET 20A	2.86	2.59	270	4.72	2.00
MET 22A	1.29	1.51	2000	5.81	2.77
MET 22B	1.19	1.08	745	5.68	3.30
MET 23A	4.60	4.64	6655	6.44	3.14

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AngloGold Ashanti Butcher Well Project - 31 December 2021

Comparison of Sunrise Dam Sulphur grades (REP Testwork) with Butcher Well ore material



Mass Pull (%)
26.0
24.0
22.0
20.0
18.0
16.0
14.0
12.0
10.0
8.0
6.0
4.0
0 0.2 0.4 0.6 0.8 1 1.2 1.4 1.6 1.8 2 2.2 2.4 2.6 2.8 3 3.2 3.4 3.6 3.8 4 4.2 4.4
REP Testwork
Butcher Well
Design Mass Pull Range
(7-10%, or Max 1.60%S)
% Sulphur

- Recovery: Camp Zone and the oxide are the top performers, whilst Enigmatic is highly refractory. Historical Butcher Well Reports show 3 typical recovery regions as a function of As grade - if As less than 300ppm, recoveries can exceed 80%, however if As greater than 8000ppm, recovery asymptotes at 20-25%;

Butcher Well Recovery testwork, based on the Sunrise Dam flowsheet (REP). The numbers indicate the individual testwork assay identifiers.



REP Recovery (%)
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
20A
37
13A
18A
52
31
14A
22A
18B
22B
13B
23A
13C
0
2,000
4,000
6,000
8,000
10,000
As (ppm)

- Mineralogy – QEMSCAN and LA-ICPMS: in the Enigmatic Zone, the majority of Au grains exist in pyrite (not arsenopyrite), but are less than 5µm, whilst in the Camp Zone, the majority of Au exists in pyrite and Carbonates/Silicates in 2-10µm size range. Free-gold grains are observed in the Camp Zone.

30 March 2022 29

AngloGold Ashanti Butcher Well Project - 31 December 2021

Butcher Well gold occurrence

Sample name	Gold grade (g/t)	Number of gold-bearing particles detected	Gold grain size range	Number of gold grains detected	Dominant hosting particles
MET 13A	1.5	5	10 - 20 µm	--	--
			5 -10 µm	4	All in pyrite
			1 - 5 µm	2	All in pyrite
			Total	6	
MET 13B	1.7/1.9	14	10 - 20 µm	--	--
			5 -10 µm	5	One free gold, three in pyrite and one in silicate
			1 - 5 µm	13	Nine in pyrite and four in silicates
			Total	18	
MET 13C	4.4	5	10 - 20 µm	1	In silicates
			5 -10 µm	--	--
			1 - 5 µm	5	Three in silicates, one in pyrite, one in a complex particle
			Total	6	
MET 14A	1.1/1.5	6	10 - 20 µm	--	--
			5 -10 µm	2	One in silicate and one in pyrite
			1 - 5 µm	4	Three in pyrite, one in a complex particle
			Total	6	
MET 18A	4.1	12	10 - 20 µm	1	In pyrite
			5 -10 µm	2	Both in pyrite
			1 - 5 µm	10	Eight in pyrite, one in silicates and one in a complex particle
			Total	13	
MET 18B	3.8	11	10 - 20 µm	--	--
			5 -10 µm	4	All in pyrite
			1 - 5 µm	7	Four in pyrite, two in silicate and one in complex particle
			Total	11	
MET 20A	2.6/3.4	10	10 - 20 µm	3	All as free gold
			5 -10 µm	1	As free gold
			1 - 5 µm	8	One as free gold, six in pyrite and one in arsenopyrite
			Total	12	
MET 22A	1.6/1.9	4	10 - 20 µm	2	Both in silicates
			5 -10 µm	1	In silicates
			1 - 5 µm	16	Fourteen in silicates and two in pyrite
			Total	19	

MET 22B	1.1	7	10 - 20 µm	--	--
			5 -10 µm	3	One as free gold, two in pyrite
			1 - 5 µm	8	All in pyrite
			Total	11	
MET 23A	4.5	9	10 - 20 µm	--	--
			5 -10 µm	1	In pyrite
			1 - 5 µm	12	Ten in pyrite, one in arsenopyrite, one in silicates
			Total	13	

10.2 Laboratory and results

Metallurgical testwork was completed by accredited laboratory ALS (registration certificate number 2019-8238), based in Perth, Western Australia. The laboratory is independent of the registrant.

10.3 Qualified Person's opinion on data adequacy

The data used to report the Mineral Resource for Butcher Well is appropriate for an Inferred Mineral Resource, with Concept Study level of accuracy.

30 March 2022 30

AngloGold Ashanti Butcher Well Project - 31 December 2021

11 Mineral Resource estimates

11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource

The open pit Mineral Resource is reported within a $1,500 (AUD2,072) Whittle optimisation shell above a cut-off grade of 0.7g/t.

The Underground Mineral Resource is limited within an MSO floating stope optimisation based on a cut-off grade of 2.1g/t. The input costs for the MSO were based on Sunrise Dam breakeven costs and a gold price of $1,500 (AUD2,072).

The assumption for open pit mining is conventional backhoe and truck mining, with blasting in hard rock. Underground mining assumes Transverse Long-hole Open Stoping.

Site access is via secondary roads either from Kalgoorlie or Laverton and Leonora. An exploration camp has been established to facilitate the exploration drilling.

The project is currently in caretaker status with the site permit requirements regularly reviewed.

Butcher Well has previously been mined and much of the area covering the Mineral Resource is disturbed ground. An updated MCP was completed in December 2020.

There are no marketing parameters which affect the future operation. Any gold mined would be sold to refineries.

The gold price used for Mineral Resource is supplied by the AngloGold Ashanti corporate office. The values are derived using historical and forward looking calculations. The inflation rates assumed are based on prior AngloGold Ashanti Treasury guidance provided, whilst discount rates utilised at AngloGold Ashanti Australia are derived from the weighted average cost of capital for Australia.

Butcher Well has been the focus of a Concept Study. Further exploration was completed in 2021 to further define the mineralisation. The project contains a mix of historical and new drilling. Only areas that have had follow-up drilling by AngloGold Ashanti have been reported in the current (31st December, 2021) Mineral Resource estimate, although this uses previous non-AngloGold Ashanti drilling following its verification. Further drilling in and around the old open pits is required to confirm the mineralisation, which may represent some upside to the Mineral Resource.

The fresh rock in the north of the project area is highly refractory, with low metallurgical recoveries.

At this stage, the Butcher Well project satisfies the requirements for reasonable prospects of economic extraction, as the input costs for the open pit Mineral Resource shell includes provision of haulage of the ore material to the Sunrise Dam plant, at the Mineral Resource gold price. The Underground Mineral Resource in reported within mineable stope shapes (MSO) and the input cost parameters includes provision for development to access the ore and haul the ore to Sunrise Dam.

11.2 Key assumptions, parameters and methods used

The Butcher Well Mineral Resource is exclusive of Mineral Reserve in this Technical Report Summary. No Mineral Reserve is reported for Butcher Well.

The Mineral Resource is reported in situ as at 31st December, 2021. The Mineral Resource is based on an estimate using all available drilling information. The geostatistical method of Localised Uniform Conditioning is used. The open pit Mineral Resource is reported within Lerch-Grossman optimisation shells using costs derived from AngloGold Ashanti's operating Golden Delicious satellite deposit. The underground Mineral Resource, based on the same Mineral Resource model, was defined by a floating stope algorithm (MSO) to define mineable material above a 2.1g/t cut-off grade, using costs from AngloGold Ashanti's operating Sunrise Dam underground mine.

30 March 2022 31

AngloGold Ashanti Butcher Well Project - 31 December 2021

Butcher Well open pit Mineral Resource parameters

Cost inputs	Unit	Butcher Well	
Ore Mined	k tonnes		877
Waste Mined	k tonnes		7,491
Total material mined	k tonnes		8,367
Stripping ratio	t:t		9.5:1
Costs			
Ore Mining cost	AUD $/tonne mined	$	16.54
Waste mining cost	AUD $/tonne mined	$	3.13
Processing Cost	AUD $/tonne treated	$	26.85
G&A	AUD $/tonne treated	$	6.16
Other Parameters			
Met. Recovery	%		79%
Slope angles	degree		35 (Oxide) to 53 (Fresh)
Exchange Rate	$ / AUD $		0.72
Mineral Resource Gold Price	AUD $/oz		2072
Mineral Resource cut-off grade	g/t		0.7

The open pit ore mining cost includes the over-haul from the Butcher Well pit to the Sunrise Dam plant. The processing cost includes an allowance for Stay-in-Business capital (SIBC).

Butcher Well Underground Mineral Resource parameters

Cost Inputs	Unit		Butcher Well
Ore mined	k tonnes		2,962
Total material mined	k tonnes		2,962
Costs			
Lateral development (average)	AUD $/tonne ore mine	$	35.46
Vertical development (average)	AUD $/tonne ore mine	$	35.46
Production	AUD $/tonne ore mine	$	58.03
Material handling	AUD $/tonne ore mine	$	19.40
Backfill / Others	AUD $/tonne ore mine	$	2.40
Mine Services	AUD $/tonne ore mine		-
Processing cost	AUD $/tonne treated	$	8.50
Met. Recovery	%		79%
Exchange Rate	$ / AUD $		0.72
Mineral Resource Gold Price	AUD $/oz		2072
MSO optimising cut-off	g/t		2.1
Mineral Resource cut-off grade	g/t		2.1

3D geological models of lithology, fresh rock gold mineralisation and oxide gold mineralisation have been created using Leapfrog Geo™ software.

The lithology model was constructed using a combination of geochemistry and logged geology. Geochemical classification was carried using a classification diagram plotting Y/Th against Cr/Th created from the AngloGold Ashanti dataset. The Leapfrog Geo™ geological modelling workflow was then used to construct geological volumes. Few faults have been applied to limit the model's complexity, although the distribution of the geological units clearly invokes faults at several locations.

In the fresh rock mineralisation model, ore zones were created using the Vein tool linking drill hole intercepts above 2m @ 0.3g/t. The veins were then combined to form anastomosing structures coded to

30 March 2022 32

AngloGold Ashanti Butcher Well Project - 31 December 2021

the principal mineralised zones, Butcher Well, Butcher Well North, Hronsky, Enigmatic, (Old) Camp Zone Shallow and (Old) Camp Zone Deeps.

Oxide mineralisation was modelled using the intrusion interpolant with a horizontal bias to reflect the lateral groundwater control.

To capture discontinuous narrow low-grade zones sub-parallel to the main structures, the Leapfrog intrusion tool was used with a strong trend based on the orientation of the main structures. The base of transported was used to define barren cover material.

The major domains consist of sub-parallel to anastomosing lodes, with a broad oxide domain near surface. Most steep lodes extending at depth were estimated separately to avoid smoothing between domains. In some cases, lodes were grouped together for estimation where they form interconnected structural networks with consistent grade characteristics. Several domains having a relatively low number of samples affecting the quality of some of the estimates. Future infill drilling will increase the confidence in these zones.

All recent data collected and logged by AngloGold Ashanti is considered reliable, however, the deposit contains a significant amount of historical data which cannot be validated. The data has been used in the estimates, but only areas where AngloGold Ashanti has collected data to confirm the mineralisation and the geology have been reported.

Metallurgical recovery is estimated based on the regression between arsenic grades and metallurgical test work. High arsenic material is highly refractory in a conventional CIL circuit.

The main geological data that will influence the estimated quantity will be the continuity of the mineralisation and the hosting syenite unit and its interaction with the surrounding basalt. Additional drilling will be required to fully delineate the extent of the mineralisation, but the current data spacing is considered sufficient to declare an Inferred Mineral Resource.

Top-cuts (caps) were applied to several domains after examining cumulative probability plots of domain composites and identifying outliers to the population. Capping values ranged from 15 to 30g/t.

Mineral Resource models for the Butcher Well project have been generated using the geostatistical technique of Localised Uniform Conditioning (LUC). The Butcher Well model uses a significant proportion of historical drilling completed by Saracen (now Northern Star Resources Limited) and other previous owners of the deposit, as well as additional drilling completed by AngloGold Ashanti during 2017, 2018 and 2021. Only areas that have had follow-up drilling by AngloGold Ashanti are reported in the current Mineral Resource estimate.

30 March 2022 33

AngloGold Ashanti Butcher Well Project - 31 December 2021

Butcher Well inclusive Mineral Resource gold grade and tonnage curve (surface)


Total Butcher Well
Surface (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
Average grade above cut-off (g/t)
3.00
2.50
2.00
1.50
1.00
0.50
0.00
0.00
0.25
0.50
0.75
1.00
1.25
1.50
1.75
2.00
Cut-off grade (g/t)
Tonnes above cut-off
Average grade above cut-off (g/t)

Butcher Well inclusive Mineral Resource gold grade and tonnage curve (underground)


Total Butcher Well
Underground (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
Average grade above cut-off (g/t)
Cut-off grade (g/t)
Tonnes above cut-off
Average grade above cut-off (g/t)

30 March 2022 34

AngloGold Ashanti Butcher Well Project - 31 December 2021

LUC is an appropriate technique to estimate the deposit based on the relatively wide-spaced drilling at the early stage of the project. The Selective Mining Unit (SMU) modelled was 5m x 10m x 5m with information effect applied. The data was composited to 2m downhole lengths, with top-cuts (capping) applied to the data after examining cumulative histograms of each domain. Search distances reflected the variable data spacing in the deposit with 120m x 120m x 30m used for panel kriging. A minimum of 8 and a maximum of 32 samples was used in the estimate.

Gold, arsenic and sulphur were estimated independently due to variable relationships between the different elements.

2m downhole composites were created in Vulcan™, breaking on domain coding. The composite files were exported to csv format for import into Isatis software™. Declustering weights were applied using cell declustering, examining a cell size which reflected a stabilisation of the declustered mean grade.

Isatis software Version 2018 was used for the estimate.

Initial variograms were calculated in 3 orthogonal directions, based on the general trend of the mineralised domains. There was generally poor variogram structures observed due to variable data spacing and relatively low number of data per domain. Therefore, the anisotropy was defined by the domain orientation, with variograms modelled using average structures compiled for Gaussian transformed data, adjusted for domain variances.

The estimated grades in the deposit were validated by comparing the kriged block grade with the data in horizontal and vertical swaths through the deposit. The change of support was validated by comparing the grade-tonnage curves to the theoretical distributions from the discrete gaussian change of support model.

Arsenic and sulphur are estimated due to the highly refractory nature of the mineralisation and the correlation of arsenic content with metallurgical recovery. A recovery model was built into the Butcher Well model based on the linear regression between arsenic grades and metallurgical recovery. Separate regressions were generated for Camp Zone and the Enigmatic / Hronsky domains, based on different metallurgical responses. Additional metallurgical test-work will be required to confirm the recovery assumptions, and further define the domains to which the recovery regressions are applied.

Dry Bulk Density data was available for all regolith types. Limited quantity and spatial coverage meant default values were applied based on regolith domain averages.

11.3 Mineral Resource classification and uncertainty

The Mineral Resource is classified as Inferred Mineral Resource due to the early stage of the project, the relatively wide-spacing of the deeper drilling and the uncertainty around historical data. As the old open pits are flooded, the nature of the surface and to some extent, the actual elevation of the pit floor, cannot be fully determined. Further drilling will reduce the uncertainty around the grade estimate. Infill drilling around historical drilling will be required to confirm the estimates in these areas, however, only areas that have already had confirmatory infill drilling have been reported.

11.4 Mineral Resource summary

The open pit Mineral Resource is reported within a $1,500 (AUD2,072) Whittle optimisation shell above a cut-off grade of 0.7g/t. Operating costs are based on AngloGold Ashanti's currently operating Golden Delicious pit, which is also operating as a satellite deposit to Sunrise Dam.

The underground Mineral Resource is limited within an MSO floating stope optimisation based on a cut-off grade of 2.1g/t. The input costs for the MSO were based on Sunrise Dam breakeven costs and a gold price of $1,500 (AUD2,072).

30 March 2022 35

AngloGold Ashanti Butcher Well Project - 31 December 2021

Butcher Well Mineral Resource

Butcher Well		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Butcher Well Surface	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.61	1.48	0.91	0.03
Butcher Well Underground	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	2.07	4.45	9.23	0.30
Butcher Well Total	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	2.69	3.77	10.14	0.33

11.5 Qualified Person's opinion

Further drilling is required to fully define the value of the project, and no impediment exists to this drilling taking place. Should the gold price drop significantly, the project may become unviable, but at the current assumed gold price, the project is viable.

12 Mineral Reserve estimates

As of 31st December, 2021, no Mineral Reserve is declared for Butcher Well, as the project consists of Inferred Mineral Resource, and requires further drilling and study to increase the level of confidence in the estimate up to a level for reporting a Mineral Reserve.

13 Mining methods

No Mineral Reserve is reported for Butcher Well. As the project is still in study phase, no mining has yet taken place.

Open pit mining is expected to be conventional open cut, drill and blast, followed by truck and excavator operation to develop the deposits. Underground mining is likely to be Transverse Long-hole Open Stoping.

14 Processing and recovery methods

The Sunrise Dam plant is a conventional gravity and CIL process plant, with fine grind and flotation circuit. Plant throughput at Sunrise dam is 4.1Mtpa. The plant is expected to have capacity to accommodate the ore material from Butcher Well.

Metallurgical testwork has been undertaken on representative samples across the deposit. The testwork conditions reflect the current Sunrise Dam process flowsheet.

The treatment route for any Butcher Well material will be through the existing Sunrise Dam processing plant. The plant parameters that the ore will be subject to are the following:

- Tertiary Stage Crushing to less than 15mm,
- 2-stage ball milling to a P80 of between 125-150μm,
- a plant throughput rate of 4.1mtpa,
- sulphide flotation with a maximum mass pull of 10%,
- HIG milling float concentrate to approximately 10μm,
- CIL leaching of float tails, and
- float concentrate with ~16 hrs residence time.

30 March 2022 36

AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 37 15 Infrastructure On-site infrastructure is reasonably good, with a core yard, office, camp with messing facilities, all powered by diesel generators. Communications to site are maintained via a Satellite link. The receiver dish is located at the Butcher Well camp and service is provided to the core yard via a P2P link. This supports a local Wi-Fi network at both the core yard and camp. Access to site via secondary roads from Laverton, either directly south via the western side of Lake Carey, or on the current road around the southern part of Lake Carey from Sunrise Dam. 16 Market studies The primary product sold from the mining and beneficiation of ore at our operations, is gold doré. The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard. Only gold that meets the LBMA’s Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance. For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum: • Weight: 350 fine troy ounces (min) – 430 fine troy ounces (max) • Purity / Fineness: Minimum fineness of 995.0 parts per thousand fine gold • Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters. Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMA’s Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion. Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the Mineral Resource and Ore Reserve committee (RRSC). Two different prices used for determining Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the USD gold price and the local currency gold price. The Mineral Resource price reflects the company’s upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the gold price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current range. A margin is maintained between the Mineral Resource and ruling spot price and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current plans. The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold. The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year). After review and approval by AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 38 the committee, it is sent to AGA’s Executive Committee ("EXCO") for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold. As the project is still in study phases, no contracts have been entered into. 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting All permits required for the previous operation of the mine are in place. Permitting to support a future mining proposal will be required. Environmental compliance is managed under the Western Australian Environmental Protection Act of 1986 and the Western Australia Department of Environment Regulation is responsible for control of pollution under Part V of the Act. Mining related activities are managed under the Mining Act. All environmental factors need to be considered to provide a systematic approach to organising environmental information for approvals purposes. These are supported by baseline studies. Key stakeholders are Government Agencies and Aboriginal people. Aboriginal heritage sites are protected under the Western Australian Aboriginal Heritage Act 1972. Permitting requirement details will depend on the scope of the project as defined by the AngloGold Ashanti’s mine plan, when available. This includes Primary Approvals (Environmental Protection Act 1986 and Mining Act 1979), Secondary Approvals (Part V of Environmental Regulation, Rights in Water Irrigation Act 1914) and Tertiary Approvals (building permits, sewerage, dangerous goods licence, etc.). There is a reasonable basis to believe that all permits required for the project will be obtained based on the AngloGold Ashanti’s previous track record in this regard. The project is relatively close to Lake Carey, which is a sensitive ecological area, and haulage across the Lake to shorten the haulage distance to Sunrise Dam for processing will require careful consideration. The ore is refractory and the orebody contains pockets of high arsenic. All these factors can be overcome in a Prefeasibility Study. 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management Currently, the mining leases associated with Butcher Well are under care and maintenance and are covered by a MCP (revised and updated in December 2020). The MCP has been submitted to the governmental authorities and will be further develop as the project proceeds. It is intended to process the Butcher Well ore at the Sunrise Dam mine in which case the tailings will be managed by their well-established operational procedures. 17.3 Socio-economic impacts No legislated social management programmes exist but there is a requirement to meet The Aboriginal Heritage Act 1972 and identify and protect all Aboriginal heritage sites. This requirement is managed under the EIA process if the project is referred to the EPA under Part IV of the Environmental Protection Act 1986. This level of detail does not exist at this point in time. Social management plans are not legislated in the Australian jurisdiction. As such, none have been identified. The Butcher Well project is part of AngloGold Ashanti's global company, which spans a wide variety of cultural, economic, and social landscapes. Given this complex and diverse environment, establishing good relationships built on trust with host communities is fundamental to acquiring and maintaining our social license to operate. We continuously strive as far as possible to nurture harmonious relationships with our host communities. This is evidenced in the AngloGold Ashanti stakeholder standards which are robust with business planning AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 39 and project management standards that incorporate stakeholder engagement processes applicable for each of the various matters of engagement throughout the value chain. We engage with communities throughout the life cycle of our operations as it is crucial to creating shared value and our ability to create a positive and enduring legacy in line with our company values. As acknowledged by the Indigenous Affairs Minister Ben Wyatt, the Chamber of Minerals and Energy of Western Australia (CMEWA) and its members (which include AngloGold Ashanti) have been actively engaged in, and supportive of, the reform process of the Aboriginal Heritage Act 1972 (WA), and will continue to support the extensive consultation process. The Reform of the Act will deliver a modernised legislative framework, which further empowers Traditional Owners and local knowledge holders to make decisions about their own cultural heritage. CMEWA and its members support a system that provides Aboriginal people with a real and meaningful role in decisions affecting their heritage. CMEWA remains a strong advocate for streamlined legislation governing land use in Western Australia and supports proposals that provide a clear framework within which transparent land-use decisions can be made efficiently and effectively. In addition, AngloGold Ashanti in Australia is working with the Minerals Council of Australia, as a member of its new Indigenous Partnerships Committee, to develop a collective industry response to rebuild trust and drive the next generation of partnerships with Aboriginal and Torres Strait Islander landowners and communities. 17.4 Mine closure and reclamation The MCP was revised and updated in December 2020. Butcher Well pays an annual levy to the WA Government Mine Rehabilitation Fund, based on the area of disturbance. 17.5 Qualified Person's opinion on adequacy of current plans All appropriate processes and experience are in place for permits to be applied for in time for mining operations to commence. 17.6 Commitments to ensure local procurement and hiring Whilst no commitments have been made to ensure local procurement and hiring, AngloGold Ashanti has a long history of community involvement and use of local sources and people. 18 Capital and operating costs No Mineral Reserve is reported for Butcher Well. The Concept Study costs and parameters are based on figures from AngloGold Ashanti's operating Sunrise Dam gold mine. 19 Economic analysis 19.1 Key assumptions, parameters and methods No Mineral Reserve is reported for Butcher Well. 19.2 Results of economic analysis No Mineral Reserve is reported for Butcher Well. Further study is required to convert the Mineral Resource to a Mineral Reserve and determine likely project economic and cash flows. Unlike Mineral Reserve, Mineral Resource does not have demonstrated economic viability. At this stage, the Butcher Well project satisfies the requirements for reasonable prospects of economic extraction, as the input costs for the open pit Mineral Resource shell includes provision of haulage of the ore material to the Sunrise Dam plant, at the Mineral Resource gold price. The Underground Mineral Resource in reported within mineable stope shapes (MSO) and the input cost parameters includes provision for development to access the ore and haul the ore to Sunrise Dam. AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 40 19.3 Sensitivity analysis No Mineral Reserve is reported for Butcher Well. Further study is required to convert the Mineral Resource to a Mineral Reserve and determine likely project economic and cash flows. 20 Adjacent properties Ore from Butcher Well is likely to be treated at AngloGold Ashanti's Sunrise Dam Gold Mine, which is located on the other side of Lake Carey. Butcher Well will need to fit with the business plan for Sunrise Dam. No external parties adjacent properties have a bearing on this report. 21 Other relevant data and information No other data is relevant to this report. 21.1 Inclusive Mineral Resource The open pit Mineral Resource is reported within a $1,500 (AUD2,072) Whittle optimisation shell above a cut-off grade of 0.7g/t. Operating costs are based on AngloGold Ashanti's currently operating Golden Delicious pit, which is also operating as a satellite deposit to Sunrise Dam. The underground Mineral Resource is limited within an MSO floating stope optimisation based on a cut-off grade of 2.1g/t. The input costs for the MSO were based on Sunrise Dam breakeven costs and a gold price of $1,500 (AUD2,072). Since no Mineral Reserve has been declared at Butcher Well the exclusive and inclusive Mineral Resource is the same. 21.2 Inclusive Mineral Resource by-products No by-products are reported. 21.3 Mineral Reserve by-products No Mineral Reserve is reported for Butcher Well. 21.4 Inferred Mineral Resource in annual Mineral Reserve design No Mineral Reserve is reported for Butcher Well. 21.5 Additional relevant information All relevant information is discussed in the relevant sections. 21.6 Certificate of Qualified Person(s) As the author of the report entitled Butcher Well, I hereby state: 1. My name is Mark Kent. I am the Qualified Person for the Butcher Well Mineral Resource. 2. My job title is Head of Resource Evaluation, AngloGold Ashanti International Operations, Technical. 3. I am a member of the AusIMM (Member of the Australasian Institute of Mining and Metallurgy, registration number 203631), and I have a BSc Hons (Geology), and MSc (Mineral Resource Evaluation). 4. I have 24 years relevant experience.

AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 41 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti. 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Resource. 10. I am an employee of the issuer, AngloGold Ashanti for the 2021 Final Mineral Resource. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. 22 Interpretation and conclusions The project is at an early stage of study and the confidence in the estimates is reflected in the Inferred Mineral Resource classification. Further study is required to assess the project and determine how it fits with the overall Sunrise Dam life of mine plan. At this stage, no Mineral Reserve is reported for Butcher Well. 23 Recommendations Approximately AUD9M of additional drilling and PFS study work has been estimated to take the project through the next phase of study. 24 References 24.1 References • Internal Document, AngloGold Ashanti, Guidelines for Reporting of Exploration Results, Mineral Resource and Ore Reserve, 2021. • Internal Document, AngloGold Ashanti Guideline for the calculation of cut-off grades, 2014. • Internal Document, AngloGold Ashanti Sampling Guideline, 2019. • Internal Document, AngloGold Ashanti QAQC Guideline, 2019. • Internal Document, AngloGold Ashanti Butcher Well Scoping Study Report, 2018. • Internal Document, AngloGold Ashanti Butcher Well Scoping Study Report Update, 2019. • The South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves, SAMREC Code, 2016. 24.2 Mining terms By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 42 Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, pursuant to this subpart, but no material extraction. Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility study (FS): A Feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A feasibility study is more comprehensive, and with a higher degree of accuracy, than a pre-feasibility study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 43 Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. Production stage property: A production stage property is a property with material extraction of Mineral Reserve. Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource. AngloGold Ashanti Butcher Well Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 44 Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience. Quartz: A hard mineral consisting of silica dioxide found widely in all rocks. Recovered grade: The recovered mineral content per unit of ore treated. Refining: The final purification process of a metal or mineral. Regulation S-K 1300: On October 31, 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K (“Regulation S-K 1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933 and the Securities Exchange Act of 1934. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after January 1, 2021. Accordingly, the Company must comply with Regulation S-K 1300 for its fiscal year ending December 31, 2021, and thereafter. Upon the implementation of Regulation S-K 1300 by the Company, the Company will no longer report under Industry Guide 7 as this has been rescinded. Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues. Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage. It is expressed in both a grade and tonnage number. Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy. Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit. Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities. Stoping: The process of excavating ore underground. Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined. Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted. Tonnage: Quantity of material measured in tonnes. Tonne: Used in metric statistics. Equal to 1,000 kilograms. Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded. 25 Reliance on information provided by the Registrant Reliance in information provided by the registrant includes guidance from the annual update to AngloGold Ashanti’s internal guidelines for reporting of Exploration Results, Mineral Resource and Ore Reserve. This guideline is set out to ensure the reporting of Exploration Results, Mineral Resource and Ore Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti’s business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti. Included in this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price.

AngloGold Ashanti Butcher Well Project - 31 December 2021

Gold price

The following local prices of gold were used as a basis for estimation in the December 2021 declaration, unless otherwise stated:

		Local prices of gold			
	Gold price	Australia	Brazil	Argentina	Colombia
	$/oz	AUD/oz	BRL/oz	ARS/oz	COP/oz
2021 Mineral Reserve[3]	1,200	1,633	6,182	134,452	3,849,000
2020 Mineral Reserve[2]	1,200	1,604	5,510	119,631	4,096,877
2021 Mineral Resource[1]	1,500	2,072	7,940	173,065	5,336,250

[1] Reported for the first time under Regulation S-K 1300. [2] Reported under Industry Guide 7.
[3] Reported under Regulation S-K 1300.

30 March 2022

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